UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report) April 7, 1997

                 Ameriwood Industries International Corporation
             (Exact name of registrant as specified in its charter)

Michigan                              0-13805                  38-0983160
(State or other jurisdiction         (Commission              (IRS Employer
   of incorporation)                 File Number)            Identification No.)

     171 Monroe Ave. N.W., Suite 600, Grand Rapids, MI         49503
     (Address of principal executive offices)               (Zip Code)

       Registrant's telephone number, including area code (616) 336-9400

   --------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events.

See the text of the following press release:

                "AMERIWOOD SETTLES LITIGATION WITH FORMER AUDITOR
                    Will report one-time gain in 1st quarter

     GRAND RAPIDS, Michigan, April 7, 1997--Ameriwood Industries International Corporation (NASDAQ/NMS:AWII) today announced it has reached a settlement related to its longstanding litigation against its former auditors. The litigation related to services provided to the Company from 1986 to 1990.

     Under terms of the settlement, which was reached in U.S. District Court for the Western District of Michigan in Grand Rapids, Mich., Ameriwood will receive $6.25 million before related expenses. Additionally, a related counterclaim against Ameriwood was dropped.

     Ameriwood, based in Grand Rapids, Mich., said it anticipates the settlement would result in a one-time, after-tax gain of between $4.5 million and $4.9 million, or $1.05 per share and $1.15 per share, in the first quarter ended March 31, 1997, pending the final resolution of certain expenses related to the litigation.

     'We are happy to bring closure to this issue,' Ameriwood Chairman Neil L. Diver said. 'The favorable outcome puts to rest the last of several longstanding legal and environmental issues that have affected the Company during the past few years. The removal of these distractions enables management to move forward in its effort to revitalize Ameriwood and maximize value for shareholders.'

     Ameriwood Industries International Corporation is one of the nation's leading manufacturers of quality unassembled furniture for the home and office. The Company also manufactures and markets its own line of BIC America stereo speakers and provides custom-manufactured solutions for customers in the audio, contract furniture and other businesses."

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            AMERIWOOD INDUSTRIES
                                            INTERNATIONAL CORPORATION
                                                 (Registrant)

                                            By /s/ Charles R. Foley
                                            Charles R. Foley
                                            President & Chief Executive Officer
                                            (Principal Executive Officer)

Date: April 7, 1997